EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

FCPR SAGARD

FCPR SAGARD CONNECTEURS

INDIVIDUALS

THE MEZZANINE SELLERS

as Sellers

and

ESTERLINE TECHNOLOGIES CORPORATION

as Buyer

May 23, 2011

i

10.	CONFIDENTIALITY – ANNOUNCEMENT	29

11.	SELLERS’ AGENT	29

12.	NOTICES	30

13.	SUBSTITUTION - ASSIGNMENT	31

14.	TAXES - OTHER COSTS AND EXPENSES	32

15.	MISCELLANEOUS	33
15.1	INTRA-GROUP AGREEMENTS	33
15.2	INTERPRETATION	33
15.3	CALCULATION OF TIME PERIODS	33
15.4	AMENDMENT - WAIVER	34
15.5	INVALIDITY – ENTIRE AGREEMENT	34

16.	GOVERNING LAW - DISPUTES	34

SCHEDULE 1		37
LIST OF THE JUPITER SELLERS

SCHEDULE 2		38
LIST OF THE FJ SELLERS

SCHEDULE 3		41
LIST OF THE MEZZANINE SELLERS

SCHEDULE 4		42
STH SHAREHOLDING

SCHEDULE 5		43
SUBSIDIARIES

SCHEDULE 6		45
ALLOCATION OF THE SOLD SECURITIES AMONG THE SELLERS

SCHEDULE 7		49
EXISTING FACILITIES

SCHEDULE 8		49
EXISTING LIENS

SCHEDULE 9		49
DATA ROOM INDEX

SCHEDULE 10		49
PHYSICAL DATA ROOM INDEX

SCHEDULE 11		49
LIST OF OFFICERS WHO WILL RESIGN AT CLOSING

ii

SCHEDULE 12	49
MANAGERS RESIGNATION LETTERS

SCHEDULE 13	49
LIST OF AGREEMENTS WITH SELLERS TO BE TERMINATED AT CLOSING

SCHEDULE 14	49
CORPORATE BODIES APPROVALS

SCHEDULE 15	49
SECURITIES

SCHEDULE 16	49
CLOSING NOTICE

SCHEDULE 17	49
REPRESENTING SELLERS LIABILITY UNDER CLAUSE 9.2.4(A)(II) ALLOCATION PERCENTAGE

iii

AGREEMENT dated May 23, 2011

AMONG

(1)	Esterline Technologies Corporation, a corporation organized under the laws of the State of Delaware,

(the “Buyer”)

(2)	FCPR Sagard, a French Fonds Commun de Placement à Risques governed by Clauses L.214-36 et seq. of the French Financial and Monetary Code, represented by its managing company Sagard (“Sagard SAS”), a French société par actions simplifiée with a share capital of €4,000,000, whose registered office is at 24, rue Jean Goujon – 75008 Paris, registered with the Commerce and Companies Registry under number 439 725 524 RCS Paris, represented by Frédéric Stolar, duly authorized,

(hereinafter referred to as “Sagard”)

(3)	FCPR Sagard Connecteurs, a French Fonds Commun de Placement à Risques governed by Clauses L.214-36 et seq. of the French Financial and Monetary Code, represented by its managing company Sagard (“Sagard SAS”), a French société par actions simplifiée with a share capital of €4,000,000, whose registered office is at 24, rue Jean Goujon – 75008 Paris, registered with the Commerce and Companies Registry under number 439 725 524 RCS Paris, represented by Frédéric Stolar, duly authorized,

(hereinafter referred to as “Sagard Connecteurs”)

Sagard and Sagard Connecteurs are acting together (conjointement) but not jointly nor severally (non solidairement) for the purpose of this Agreement and are together hereinafter referred to as the “STH Sellers” and individually as a “STH Seller,”

(4)	Each of the persons whose names are set out in Schedule 1 (List of the Jupiter Sellers), duly represented for the purpose hereof,

(acting together (conjointement) but not jointly nor severally (non solidairement) hereinafter referred to individually as a “Jupiter Seller” and collectively as the as the “Jupiter Sellers”)

(5)	Each of the persons whose names are set out in Schedule 2 (List of the FJ Sellers), duly represented for the purpose hereof,

(acting together (conjointement) but not jointly nor severally (non solidairement) hereinafter referred to individually as a “FJ Seller” and collectively as the “FJ Sellers”)

(6)	Each of the share warrants holders whose names are set out in Schedule 3 (List of the Mezzanine Sellers), duly represented for the purpose hereof,

(acting together (conjointement) but not jointly nor severally (non solidairement) hereinafter referred to individually as a “Mezzanine Seller” and collectively as the “Mezzanine Sellers”)

(the above parties from (2) to (6) being hereinafter referred to individually as a “Seller” and collectively as the “Sellers”)

The Buyer and the Sellers are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

PREAMBLE

(a)	Jupiter is a French société par actions simplifiée with a share capital of €4,500,000, whose registered office is located at 9, rue de la porte de Buc, 78000 Versailles (France), registered with the Registry of Commerce and Companies under number 487 496 523 RCS Versailles (“Jupiter”).

(b)	Jupiter owns 66.2% of the share capital of Financière Jupiter, a French société par actions simplifiée with a share capital of €7,000,000, whose registered office is located at 9, rue de la porte de Buc, 78000 Versailles (France), registered with the Registry of Commerce and Companies under number 487 605 719 RCS Versailles (“FJ”).

(c)	FJ, the STH Sellers and the Mezzanine Sellers own and will own on the Closing Date, all the securities issued by Souriau Technologies Holding, a French société par actions simplifiée with a share capital of €31,818,180, whose registered office is located at 9, rue de la porte de Buc, 78000 Versailles (France), registered with the Registry of Commerce and Companies under number 484 853 908 RCS Versailles (“STH”) as described in Schedule 4 (STH Shareholding).

(d)	STH fully controls and will fully control, on the Closing Date, directly or indirectly, the share capital of the entities identified in Schedule 5 (Subsidiaries).

(e)	The Buyer wishes to acquire and the Sellers wish to sell to the Buyer, the Group (as defined hereinafter) so that, on the Closing Date, the Buyer will acquire from the Sellers:

(i)	100% of the outstanding share capital of Jupiter (the “Jupiter Shares”);

(ii)	100% of the part of the outstanding share capital of FJ which is not held by Jupiter (the “FJ Sold Shares”);

(iii)	100% of the part of the outstanding share capital of STH which is not held by FJ (the “STH Sold Shares”);

(iv)	all the 37,245,457 convertible bonds issued by STH on January 30, 2006 (the “Convertible Bonds”);

(v)	the 566,000 mezzanine share warrants of class 1 issued by STH on January 30, 2006 (the “Mezzanine 1 Warrants”); and

(vi)	the 66,000 mezzanine share warrants of class 2 issued by STH on January 30, 2006 (the “Mezzanine 2 Warrants”);

(hereinafter together referred to as the “Sold Securities”)

subject to and in accordance with the terms and conditions of this Agreement.

(f)	The Sold Securities are set out in Schedule 6 (Allocation of the Sold Securities among the Sellers).

(g)	The Buyer wishes to acquire the Sold Securities and the Sellers wish to sell the Sold Securities to the Buyer under the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings which shall be equally applicable to the singular or plural forms of such terms and be interpreted, as appropriate, to include the masculine and feminine genders. Any French term in this Agreement shall supersede its English translation.

“Acquisition” means the acquisition of the Sold Securities by the Buyer from the Sellers upon the terms and conditions set forth in this Agreement.

“Advisors’ Costs” means the advisory fees, costs and expenses (including VAT, if applicable) incurred in connection with the Acquisition as will be notified by the Sellers’ Agent to the Buyer in the Closing Notice.

“Affiliate” means, in relation to any specified Person a company that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, where the term “control” has the meaning given to it by article L.233-3 of the French Commercial Code, it being further specified that the managing company or general partner of a fund (including a French FCPR) shall be deemed to have control over such fund.

“Agreement” means this share purchase agreement and each of its Schedules.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks and financial markets are open in France.

“Buyer” has the meaning given to such term in the above description of the Parties.

“Claim” has the meaning given to such term in Clause 9.2.4(g)(i).

“Claim Notice” has the meaning given to such term in Clause 9.2.4(g)(i).

“Closing” means the consummation of the Acquisition of the Sold Securities by the Buyer from the Sellers by delivery of the documents and completion of the transactions referred to in Clause 7.2 (Actions to be taken on the Closing Date) and the payment of the Total Purchase Price.

“Closing Date” means the date referred to in Clause 7.1 (Closing Date) on which the Closing shall occur.

“Closing Notice” has the meaning given to such term in Clause 5.4.

“Confidentiality Agreement” means the confidentiality letter executed by the Buyer and Morgan Stanley on January 7, 2011.

“Convertible Bonds” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Convertible Bonds Purchase Price” has the meaning given to such term in Clause 3(b).

“Due Diligence Reports” means (i) the report issued by AON dated December 21, 2010 and covering insurance matters, (ii) the report issued by Latham & Watkins dated March 3, 2011 and covering legal matters, (iii) the report issued by Arthur D. Little dated December 23, 2010 and covering strategic matters, (iv) the report issued by PricewaterhouseCoopers Audit divided into volumes dated November 23, 2010, January 25, 2011, February 9, 2011 and February 24, 2011, covering financial and accounting matters, tax matters and employment matters and (v) the 11 reports issued by URS dated December 10, 2010 (Technocontact - Cluses), December 17, 2010 (Souriau – Marolles-en-Brie), December 8, 2010 (Champagné), December 10, 2010 (Souriau – La Ferté), December 17, 2010 (Souriau – York), December 17, 2010 (PA&E – Wetnatchee), December 17, 2010 (PA&E – Sequim), December 17, 2010 (Dominican Republic), December 28, 2010 (India), December 17, 2010 (Morocco) and January 14, 2011 and covering environmental matters.

“Escrow Agreement” means the escrow agreement entered into on May 23, 2011, between the Buyer, the Sellers’ Agent and Oddo et Cie;

“Existing Facilities” means the facilities agreement identified in Schedule 7 (Existing Facilities).

“Existing Indebtedness” means all outstanding and unpaid amounts owing as at the Closing Date (in principal, interest, penalties and any other sums) due by the Group Companies pursuant to, or in connection with, the Existing Facilities (including, without limitation, all breakage costs due in connection with the voluntary or mandatory prepayment of the Existing Facilities) as determined in accordance with the terms of the Existing Facilities.

“Existing Liens” means those Liens and guarantees taken as a security for the Existing Facilities including those identified in Schedule 8 (Existing Liens).

“Expiry Date” has the meaning given to such term in Clause 9.2.4(f)(i).

“Family Holding” means a company, incorporated under the laws of France, that is owned by the relevant Jupiter Seller or a Person or Persons connected with such Jupiter Seller and is controlled by the relevant Jupiter Seller. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by”) has the meaning given to it by article L. 233-3 of the French Commercial Code.

“FJ Sellers” has the meaning given to such term in the Parties section of this Agreement.

“FJ Sold Shares” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“French Foreign Investment Clearance” has the meaning given to such term in Clause 4.1(b).

“Governmental Authority” means any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial authority of competent jurisdiction.

“Governmental Authorization” means any license, certificate, approval, consent, permit, ruling, visa, qualification, exemption, waiver or other authorization, whether express or implied (including the lapse of a prescribed time at the end of which without an objection having been made the authorization will be deemed granted) granted or issued by or under the authority of any Governmental Authority.

“Group” means Jupiter, FJ, STH and the Subsidiaries, taken as a whole.

“Group Company” means any of Jupiter, FJ, STH and the Subsidiaries.

“Information” means the documents, material, information of any nature whatsoever, oral or written, relating to the Group Companies and the Sellers disclosed to the Buyer, its advisors, representatives or employees in the online data room opened by Merrill Data Site from March 8, 2011 to April 15, 2011, an index of which is attached in Schedule 9 (Data Room Index), in the physical data room opened in the offices of Latham & Watkins located at 53 quai d’Orsay, 75007 Paris from March 14, 2011 to April 14, 2011, an index of which is attached in Schedule 10 (Physical Data Room Index), in the written answers to written questions, during site visits, in the Due Diligence Reports, during expert sessions held on March 16, 24, 25, 28, 29, 30, 31 and on April 4, 6, 8, 11, 12, and 15, 2011 with Due Diligence Reports providers and key Group Company managers, through management presentations and in the course of the discussions held prior to the Closing Date among the Buyer and the Sellers, any of the Group Companies or any of their respective advisors, representatives or employees.

“Jupiter Sellers” has the meaning given to such term in the Parties section of this Agreement.

“Jupiter Shares” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Law” means any treaty, directive, law, statute, decree, regulation, order, code, rule, ordinance, or judgment, of any Governmental Authority (including any judicial or administrative interpretation thereof) implemented and enforceable as of the date hereof.

“Lien” means any security interest, mortgage, lien, pledge, easement of way, encumbrance, charge or any right restricting the full use, ownership or transferability of any asset or any third party preferential right over any asset.

“Long Stop Date” means September 30, 2011.

“Loss” means any loss, damage, cost, levy, fine, out of pocket payment, or other expense (including without limitation reasonable legal expenses and costs of defense of third party claims and including interest and penalties).

“Merger Control Clearance” means: the fact that, in accordance with the Merger Control Regulations, any Governmental Authority having jurisdiction thereon,

(a)	authorizes the concentration resulting from the Acquisition, or

(b)	does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Merger Control Regulations, or

(c)	decides that such concentration falls outside the scope of the Merger Control Regulations.

“Merger Control Regulations” means any applicable merger control Laws pursuant to which the relevant Governmental Authority under the applicable Merger Control Regulations will be required to control the concentration resulting from the Acquisition by the Buyer in terms of its effect on the structure of the competition on the relevant markets.

“Mezzanine Sellers” has the meaning given to such terms in the Parties section of this Agreement.

“Mezzanine Warrants” means the Mezzanine 1 Warrants and the Mezzanine 2 Warrants together.

“Mezzanine 1 Warrants” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Mezzanine 2 Warrants” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Notice” has the meaning given to such term in Clause 12 (Notices).

“PA&E” means Pacific Aerospace & Electronics, Inc., a company incorporated under the laws of the State of Washington (U.S.A.), having its registered office located at 434 Olds station Road, Wenachee, Washington, 98801 (U.S.A.), registered under number 601286664.

“Parties” has the meaning given to such terms in the Parties section of this Agreement.

“Person” means any present or future individual or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, trust, organization, business or government or any governmental agency or political subdivision thereof.

“Purchase Price” has the meaning set forth in Clause 3(a).

“Records” means any and all contracts, books, registers, minutes, accounts, or other written documents or written data relating to the Group Companies or to the Sellers.

“Refund” has the meaning given to such term in Clause 9.2.4(c).

“Regulatory Clearances” means the Merger Control Clearance, the French Foreign Investment Clearance and the US Directorate of Defense Trade Controls (DDTC) Clearance together.

“Representing Sellers” means the STH Sellers and the Jupiter Sellers (with the exception of Mr. Scott Charles Roland).

“Sagard” has the meaning given to such terms in the Parties section of this Agreement.

“Sagard Connecteurs” has the meaning given to such terms in the Parties section of this Agreement.

“Schedule(s)” means the Schedule(s) attached hereto and any attachment(s) thereto.

“Securities” has the meaning given to such term in Clause 9.2.2(a).

“Sellers” has the meaning given to such terms in the Parties section of this Agreement.

“Sellers’ Agent” has the meaning given to such term in Clause 11 (Sellers’ Agent).

“Sold Securities” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Souriau SAS” means Souriau SAS, a société par actions simplifiée incorporated under the laws of France, with a share capital of EUR 4,352,544, having its registered office located at 9, rue de la Porte de Buc, 78000 Versailles (France), registered with the Trade and Companies Registry under number 421 320 268 R.C.S. Versailles.

“Souriau USA” means Souriau USA, Inc., a company incorporated under the laws of the State of Delaware (U.S.A.), having its registered office located at 1711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808 (U.S.A.).

“STH Sellers” has the meaning given to such term in the Parties section of this Agreement.

“STH Sold Shares” has the meaning given to such term in paragraph (e) of the Preamble hereto.

“Subsidiaries” means the companies identified in Schedule 5 (Subsidiaries).

“Taxes” means all direct or indirect taxes, including, corporate income tax, value added tax, employment or other social security charges, including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any Governmental Authority.

“Third Party” means any Person that is not a Party to this Agreement and excluding any Group Company or any Affiliate of the Buyer.

“Third Party Claim” has the meaning given to such term in Clause 9.2.4(g)(ii)(A).

“Total Purchase Price” means the aggregate of the Purchase Price and the Convertible Bonds Purchase Price.

“Transaction Costs” means the (i) costs, fees, expenses and other charges (including VAT, if due) incurred by the Sellers in relation with the Due Diligence Reports and (ii) the Advisors Costs, which are to be paid by the Buyer on the Closing Date pursuant to Clause 14(e), for an amount of €7,100,000 (VAT included), the Sellers being exclusively responsible for their own costs, fees, expenses and other charges in excess of such amount, being specified that no Transaction Costs will be incurred by the Group Companies.

2.	SALE AND PURCHASE OF THE SOLD SECURITIES

(a)	In accordance with the terms and subject to the conditions of this Agreement, the Buyer shall purchase from each of the Sellers, and each Seller shall sell to the Buyer, on the Closing Date, all of its portion of the Sold Securities as set forth opposite its name in Schedule 6 (Allocation of the Sold Securities among the Sellers), free and clear of any Lien, for the Total Purchase Price specified in Clause 3 (Price).

(b)	As of the Closing Date, the Buyer shall have the full ownership of the Sold Securities together with all the rights attached thereto. In that respect, the Parties undertake to notify the Acquisition to the relevant Group Companies on the Closing Date in order to enable them to proceed with the registration of the Acquisition in their shareholders’ accounts on the Closing Date.

3.	PRICE

(a)	The total and aggregate purchase price to be paid by the Buyer to the Sellers for the sale and purchase of the Sold Securities (with the exception of the Convertible Bonds) shall be equal to €298,800,000 (two hundred ninety eight million eight hundred thousand Euros) (the “Purchase Price”).

(b)	The total purchase price to be paid by the Buyer to the Sellers for the sale and purchase of the Convertible Bonds shall be equal to the amounts of the principal and the interests due on the Closing Date under the Convertible Bonds terms and conditions, such total purchase price for all the Convertible Bonds (the “Convertible Bonds Purchase Price”) shall be set out in the Closing Notice.

(c)	The Total Purchase Price shall be paid as set out in Clause 7.2(c) of this Agreement.

(d)	The Parties expressly agree that the Total Purchase Price is not subject to any post-Closing adjustment nor any adjustment whatsoever, except for the adjustments provided in paragraph (b) above in connection with the interests due on the Convertible Bonds on the Closing Date, paragraph (e) below as regards the Purchase Price and Clause 9.2.4(a) as regards indemnity payments.

(e)	In the event that the Closing does not occur on or prior to June 30, 2011, the Buyer shall also pay to the Sellers an interest of 0.5% per month calculated prorata temporis on the Purchase Price for the period starting on June 30, 2011, ending on the Closing Date and allocated between the Sellers as will be set out in the Closing Notice.

(f)	The Sellers’ Agent shall be responsible for the allocation of the Purchase Price and the Convertible Bonds Purchase Price between the Sellers, which allocation will be set out in the Closing Notice. The payment of the Purchase Price and of the Convertible Bonds Purchase Price to the Sellers’ Agent in accordance with the Closing Notice will be a good and sufficient discharge to the Buyer who shall not be further liable as to said allocation, the Sellers holding harmless the Buyer against it.

(g)	It being specified that:

(i)	the Mezzanine 1 Warrants will be sold non exercised and the price of each Mezzanine 1 Warrant will be equal to the price of the 1 new STH share to which exercise of each such Mezzanine 1 Warrant would give right pursuant to the Mezzanine 1 Warrants terms and conditions, reduced by the exercise price of 1 Euro to be paid upon exercise of each such Mezzanine 1 Warrant, and

(ii)	the price of each Mezzanine 2 Warrant will be equal to 0 Euro on Closing Date as they will not be exercisable on such date.

(h)	The Sellers hereby further agree (i) that the amount of their respective portion of the Purchase Price and of the Convertible Bonds Purchase Price as will be set out in the Closing Notice will be the final and definitive amount to be paid to each relevant Seller for the sale of its portion of the Sold Securities and (ii) to waive and release any and all claims that they may have against each other relating to the calculation and/or allocation of the Purchase Price and that arise out of any such agreement (including shareholders agreements and terms and conditions of the relevant Sold Securities).

(i)	On the Closing Date, the Buyer shall pay to the Sellers’ Agent on behalf of each of the Sellers an amount equal to their respective portion of the Purchase Price and of the Convertible Bonds Purchase Price as will be set out in the Closing Notice in immediately available funds by bank wire transfers to such bank accounts of each of the Sellers as mentioned in such Closing Notice.

4.	CONDITIONS PRECEDENT

4.1	CONDITIONS PRECEDENT

The obligation of the Parties to consummate the Acquisition is subject to the satisfaction of the following conditions precedent:

(a)	any Merger Control Clearance, for which a filing is required prior to the completion of the Acquisition and for which applicable Merger Control Regulation provides for a stand-still obligation of the Acquisition until such Merger Control Clearance has been obtained, shall have been obtained and shall be in full force and effect; and

(b)	the Buyer shall have obtained the authorization from the French Ministry of Economy required for the completion of the Acquisition under French foreign investment regulation (the “French Foreign Investment Clearance”).

4.2	RESPONSIBILITY FOR SATISFACTION

(a)	The Buyer agrees to, as promptly as possible, and at its own expense make full and accurate necessary or appropriate filings and/ or pre filings and contacts with the relevant Governmental Authorities as soon as practicable after the date of this Agreement, and in any event within three (3) Business Days as from the date of this Agreement, in order to obtain the relevant Regulatory Clearance and as quickly as possible and in any event within any term provided by the applicable Laws:

(i)	supply promptly any additional information and documents that may be requested by the relevant Governmental Authorities,

(ii)	keep the Sellers’ Agent regularly informed of the status of the relevant filings and inform promptly the Sellers’ Agent if it becomes aware of anything that could result in the relevant Regulatory Clearance being delayed or denied,

(iii)	provide the Sellers’ Agent with a draft of each notification, submission, response or other communication (excluding communication of an administrative nature) which it proposes to submit to the relevant Governmental Authorities in due time to enable the Sellers’ Agent to review and comment on the same, it being agreed that any such document shall not be handed to the relevant Governmental Authorities without the prior written approval of the Sellers’ Agent,

(iv)	provide, without delay, the Sellers’ Agent with all documents and information filed with or requested by the relevant Governmental Authorities in connection with such filings,

(v)	invite the Sellers’ Agent and its advisors to participate in any meetings or telephone conversations with the relevant Governmental Authorities and submit any document to be handed to the relevant Governmental Authorities to the Sellers’ Agent for its prior approval,

(vi)	give notice to the Sellers’ Agent, within two (2) Business Days of becoming aware of the same, of the satisfaction of the conditions precedent referred to in Clause 4.1 above (including copies of the French Foreign Investment Clearance and of any Merger Control Clearance as soon as received from the relevant Governmental Authorities),

(vii)	comply with any requirements and agree to any undertakings and conditions imposed by the relevant Governmental Authorities in connection with the granting of the Regulatory Clearances; provided, however, that such undertakings and conditions do not include any divestiture of assets or operations by the Buyer other than such divestiture of assets or operations with a fair market value of €5,000,000 or less which will be complied with by the Buyer,

(viii)	more generally, make its best efforts to ensure the satisfaction of the conditions precedent referred to in Clause 4.1.

(b)

The Sellers agree to fully co-operate and do all their reasonable endeavors, as far as legally possible, to cause the relevant Group Companies to co-operate with the Buyer, upon its request, in providing to the Buyer such assistance as is reasonably necessary for the Buyer to make the relevant filings under Clause 4.1 above. The Sellers will make or cause the relevant Group Companies to make such filings as may be required for the Regulatory Clearances. It being agreed that the satisfaction of the conditions precedent referred to in Clause 4.1 shall be the final responsibility and obligation of the Buyer except for filings which are the responsibility of the relevant Group Companies.

(c)	The conditions set out in Clause 4.1 are for the benefit of the Buyer and of the Sellers. The Buyer and the Sellers’ Agent acting on behalf of the Sellers may (to the extent permitted by Law) waive these conditions in whole or in part, by mutual written consent.

4.3	NOTIFICATIONS WITH THE DDTC

(a)	The Buyer acknowledges that Souriau SAS, Souriau USA and PA&E will, in accordance with the International Traffic in Arms Regulation (ITAR), notify the US Directorate of Defense Trade Controls (DDTC) of the contemplated change of ownership of the Group and indirectly of Souriau SAS, Souriau USA and PA&E and shall assist Souriau SAS, Souriau USA and PA&E in connection with such a filing. It is hereby acknowledged and agreed by the Buyer that the consent of the DDTC to the contemplated change of ownership is not a condition precedent to this Agreement and that the Buyer shall bear all risks and liabilities in connection therewith. The Sellers and the Buyer shall reasonably cooperate with one another to coordinate their respective required notifications to the DDTC and shall provide one another with reasonably needed information to prepare and submit such notifications in a timely manner, provided, upon prior review and approval by the Buyer, the Sellers shall submit the initial notification to the DDTC of the contemplated change in ownership of the Group.

4.4	COSTS AND EXPENSES

(a)	All costs and expenses incurred by the Parties in relation to the satisfaction of the conditions precedent set out in Clause 4.1 above and with the DDTC filing referred to in Clause 4.3 above (including, for the avoidance of doubt, any and all costs incurred by the Sellers to assist the Buyer in connection with any necessary filings) shall be borne by the Buyer.

5.	PRE-CLOSING COVENANTS

5.1	MANAGEMENT UP TO THE CLOSING DATE

(a)	From the date hereof until the Closing Date, to the extent legally possible under their respective powers as shareholders or, as the case may be, managers, directors or members of the management or supervising boards of the relevant Group Companies, the Sellers have and shall endeavor to cause the Group Companies not to take or commit to take any of the following actions:

(i)	acquire or sell shares, material assets or any material interest in a company (excluding short-term investments in liquid shares of publicly traded limited liability entities made solely for cash management purposes);

(ii)	increase, redeem or decrease the share capital, issue any other securities or make any other amendment to the by-laws of any Group Company except for any share capital increase subscribed by a Group Company in another Group Company;

(iii)	declare or pay a dividend or an interim dividend (other than a dividend declared or paid from a Group Company to another Group Company);

(iv)	enter into or amend the terms of any contract with any of the Sellers or their Affiliates or make any payment to the Sellers or their Affiliates other than (i) salaries or other management remuneration paid in the ordinary course of business or other payments consistent with past practices or imposed by Law, the collective agreements or employment contracts in force at the date of this Agreement and (ii) any interest, penalty, fee, other amounts due or principal amount repaid to the Mezzanine Sellers;

(v)	approve a winding-up, merger, split-up, contribution or sale of business as a whole or of any divisions (branche d’activité) of the Group (it being specified that Souriau Sweden AB is currently in the process of being liquidated and that such liquidation is hereby authorized);

(vi)	enter into any joint-venture, partnership or other similar arrangement;

(vii)	operate the business of the Group Companies outside the ordinary course of business or inconsistent with past practices;

(viii)	make any material changes to its accounting methods, policies or practices or to any existing tax election;

(ix)	take any action with respect to a material contract that would result in a material default or breach thereof or enter into or terminate any material contracts or make any material change in or amendment of, any such material contract outside the ordinary course of business;

(x)	commence or threaten to commence any proceedings or settle any proceedings or claim or waive a right in relation to any proceedings in an amount exceeding €250,000 without prior notice to the Buyer;

(xi)	establish any new pension or other employee benefits scheme or materially amend any existing employee benefits scheme or pay any benefits under an existing employee benefits scheme other than in accordance with the terms of the documents governing such scheme;

(xii)	give, create or incur or agree to give, create or incur any guarantees, indemnities or other agreement to secure performance or payment, other than in the ordinary course of business;

(xiii)	create, or agree to create, an encumbrance over any of the Sold Securities;

(xiv)	enter into any material borrowing, factoring or other financing or any lending commitments; and

(xv)	enter into any binding commitment to do any of the above.

(b)	Notwithstanding the provisions of Clause 5.1(a), the Sellers and the Group Companies may undertake any action:

(i)	contemplated by this Agreement, required by any applicable Laws, or

(ii)	to which the Buyer will have consented.

(c)	For the purpose of any consent which shall be requested from Buyer pursuant to Clause 5.1(b) above, it is specifically agreed that:

(i)	consent of the Buyer shall in no event be unreasonably withheld or delayed, having due consideration for the interests of the Group Companies;

(ii)	if, at the end of a period of five (5) Business Days from the receipt by the Buyer of any such request for consent, the Buyer has not notified the Sellers’ Agent of its objection to the proposed action, the Buyer shall be deemed to have consented to such proposed action.

5.2	UNDERTAKINGS OF THE SELLERS RELATING TO THE SOLD SECURITIES

Each Seller individually shall not, without the Buyer’s prior consent (such consent not to be unreasonably withheld or delayed), proceed to a voluntary transfer of any of the Sold Securities it owns at the date hereof other than to (i) another Seller party to this Agreement, who shall automatically benefit from, and be bound by, all the rights and obligations benefiting to and binding the Seller having transferred him the relevant Sold Securities under this Agreement, in connection with such Sold Securities or (ii) in the case of a Jupiter Seller to a Family Holding provided that such Jupiter Seller transfers all or part of its Sold Securities to the Family Holding and that the Family Holding, prior to such transfer, agrees to benefit from, and be bound by, all the terms and conditions of this Agreement in connection with the transferred Sold Securities and be considered as a Seller of such Sold Securities for the purposes of this Agreement, and the relevant Seller shall notify the transfer to the Buyer together with the amended allocable portion of the Sold Securities.

5.3	REPAYMENT OF THE EXISTING FACILITIES

The Buyer shall ensure that on the Closing Date it will pay, or make available to the relevant Group Companies, or repay in full on behalf of the relevant Group Companies, the Existing Indebtedness owing as at the Closing Date as shall have been notified by the Sellers’ Agent to the Buyer in the Closing Notice.

5.4	CLOSING NOTICE

No later than two (2) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver to the Buyer a statement (the “Closing Notice”) substantially in the form set out in Schedule 16. Such Closing Notice shall set out (i) the amount of the Existing Indebtedness and the details of the bank accounts into which the corresponding amounts shall be paid in immediately available funds by bank wire transfers on the Closing Date, (ii) the total number of Sold Securities to be sold on Closing by each Seller and the allocation of such Sold Securities between the Sellers, updated to take into account any authorized pre Closing transfer of Sold Securities that may occur pursuant to Clause 5.2, (iii) the amount of the Purchase Price (as may be increased pursuant to the provisions of Clause 3(e)) and the amount of the portion of the Purchase Price to be paid according to Clause 11 to the Sellers’ Agent on behalf of each relevant Seller and the detailed unit purchase price per Sold Security (other then the Convertible bonds), together with the details of the bank account into which the corresponding amounts shall be paid in immediately available funds by bank wire transfer on the Closing Date, (iv) the amount of the Convertible Bonds Purchase Price (equal to the amounts of the principal of the Convertible Bonds increased by the interests due and accrued on the Closing Date) and the allocation of this amount between the Sellers, together with the details of the bank account into which the corresponding amounts shall be paid according to Clause 11 in immediately available funds by bank wire transfer on the Closing Date and (v) the total amount and details of the Transaction Costs, together with the details of the bank account into which the corresponding amounts shall be paid according to Clause 11 in immediately available funds by bank wire transfers on the Closing Date.

5.5	COOPERATION BY THE STH SELLERS AND THE JUPITER SELLERS (WITH THE EXCEPTION OF MR. SCOTT CHARLES ROLAND)

The STH Sellers and the Jupiter Sellers (with the exception of Mr. Scott Charles Roland) shall cooperate with the Buyer and shall cause the Group Companies to cooperate with the Buyer to obtain the relevant Regulatory Clearance, provide the Buyer and make such filings or reports, upon request and to the extent reasonably practicable, with such assistance and information relating to the Group Companies, which is reasonably necessary in relation to any accounting or regulatory matter, including the preparation of any financial statements, any audit, or any action or investigation initiated or threatened by any third party, including any Governmental Authority

6.	LOCKED BOX ARRANGEMENTS

(a)	Each Seller represents and warrants to the Buyer, for its own account, that during the period commencing on June 30, 2010 and ending on (and until Closing occurs, including) the Closing Date, no forgiveness of indebtedness has or will be received by such Seller or any Affiliate thereof, and no payment or sum whatsoever has been paid or will be paid (whether in cash or in kind) to such Seller or any Affiliate thereof (being specified that with regards to Sagard the term Affiliate shall not include any Group Company) by any of the Group Companies except for (i) salaries or other management remunerations paid in the ordinary course of business or other payments consistent with past practices or imposed by Law, the collective agreements or employment contracts in force at the date of this Agreement and (ii) any interest, penalty, fee or other amounts due or principal amount repaid to the Mezzanine Sellers.

(b)	Each Seller shall indemnify the Buyer on a euro for euro basis exclusively in respect of any breach by such Seller of the representations or covenants set out in Clause 6(a). Each Seller’s liability under this Clause 6(a) shall in no event exceed the amount received in breach of the representations or covenants set out in Clause 6(a), together with any collection costs incurred by the Buyer in connection therewith.

7.	CLOSING

7.1	CLOSING DATE

(a)	The Closing shall take place at the offices of Latham & Watkins, 53 Quai d’Orsay, 75007 Paris, at the latest on the sixth Business Day following the satisfaction or waiver of the conditions referred to in Clauses 4.1(a) and 4.1(b) above (the “Closing Date”), or on any other date or location as mutually agreed upon by the Buyer and the Sellers’ Agent.

(b)	If the Closing does not occur by the Long Stop Date, the Sellers’ Agent, at its sole discretion, shall be entitled to either:

(i)	terminate this Agreement with no liability whatsoever (it being provided that the obligations set forth in Clauses 9 (Representations and Warranties), 14 (Taxes - Other Costs and Expenses), 16 (Governing Law - Disputes) as well as in this Clause 7.1 shall survive such termination, and that neither Party shall have any claim against the other Party under this Agreement save for any claim arising from a breach by the Buyer of its undertakings under Clause 4; or

(ii)	postpone the Closing Date referred to above, it being specified that the Buyer shall remain bound by the provisions of this Agreement until such postponed Closing Date.

(c)	If the Closing does not occur by the Long Stop Date, and the Sellers’ Agent is not entitled to extend the Closing Date pursuant to Clause 7.1(b)(ii), the Buyer, at its sole discretion shall be entitled to terminate this Agreement with no liability whatsoever(it being provided that the obligations set forth in Clauses 9 (Representations and Warranties), 14 (Taxes - Other Costs and Expenses), 16 (Governing Law - Disputes) as well as in this Clause 7.1 shall survive such termination, and that neither Party shall have any claim against the other Party under this Agreement save for any claim arising from a breach by the Buyer of its undertakings under Clause 4.

7.2	ACTIONS TO BE TAKEN ON THE CLOSING DATE

(a)	On the Closing Date, all of the actions required for Closing, including the actions listed below shall be carried out by the relevant Parties. Each action will be conditional upon the occurrence of all of the others, so that if one of these actions is not taken by the relevant Party, each other Party shall be entitled to refuse to proceed with the Closing and shall incur no liability vis-à-vis the other Parties in connection with such refusal, without prejudice to its right to seek and obtain from the defaulting Party any other remedy that may be available under applicable Law.

(b)	The Sellers’ Agent shall deliver to the Buyer, or ensure the delivery to the Buyer of:

(i)	the share transfer forms (ordres de mouvement) in favor of the Buyer for all the Sold Securities, duly executed by each Seller,

(ii)	the tax transfer forms (formulaire cerfa n°2759 DGI) for all the Jupiter Shares, the FJ Sold Shares and the STH Sold Shares, duly executed by each Seller,

(iii)	the share transfer books (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of Jupiter, FJ, STH, Souriau Holding SAS, Souriau SAS and Technocontact SA,

(iv)	the share transfer forms (ordres de mouvement) in favor of Souriau SAS for the shares held in Technocontact SA by Mr François Calvarin (one share), Mr Thierry Quillet (one share) and Mr Luc Brouard (one share) duly executed by each of them,

(v)	the tax transfer forms (formulaire cerfa n°2759 DGI) for the shares held in Technocontact SA by Mr François Calvarin (one share), Mr Thierry Quillet (one share) and Mr Luc Brouard (one share) duly executed by each of them,

(vi)	originals of the share loan agreements (prêt de consommation d’action) for the loan of shares of Technocontact SA granted by Souriau SAS to Mr François Calvarin (one share) Mr Thierry Quillet (one share) and Mr Luc Brouard (one share),

(vii)	originals of the resignation letters of the corporate officers of the Group Companies identified in Schedule 11 (List of Officers who will resign at Closing) effective as of the Closing Date, substantially in the form set out in Schedule 12 (Managers Resignation letters),

(viii)	evidence of the express prior written consent of the President of Jupiter to the transfer of the Jupiter Shares;

(ix)	evidence of the express prior written consent of the President of FJ to the transfer of the FJ Sold Shares;

(x)	evidence (in the form of certified copies of the relevant minutes) that the transfer of the STH Sold Shares, of the Mezzanine Warrants and of the Convertible Bonds contemplated under this Agreement have received the prior approval of the supervisory board of STH;

(xi)	evidence of the termination of the agreements identified in Schedule 13 (List of Agreements with Sellers to be terminated at Closing);

(xii)	evidence of the release of all the Existing Liens subject to repayment of the Existing Indebtedness.

(c)	The Buyer shall:

(i)	pay the Purchase Price and the Convertible Bonds Purchase Price to the Sellers’ Agent in immediately available funds by bank wire transfer to such bank account as shall have been notified in the Closing Notice and with value date on the Closing Date,

(ii)	pay, or make available to the relevant Group Companies, or repay in full on behalf of the relevant Group Companies, the Existing Indebtedness as shall have been notified in the Closing Notice, in immediately available funds by bank wire transfers to the bank accounts indicated in the Closing Notice and with value date on the Closing Date; and

(iii)	pay to the Sellers’ Agent the amount of the Transaction Costs that were identified in the Closing Notice in immediately available funds by bank wire transfer to such bank account as shall have been identified in the Closing Notice.

(d)	Breach of Closing obligations

(i)	If the Buyer fails to comply with any obligation in paragraph (c) above, the Sellers’ Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to the Buyer served on the Closing Date, to terminate this Agreement without liability on its part or on the part of those on whose behalf such notice is served.

(ii)	If the Sellers’ Agent fails to comply with any obligation set out in paragraphs (b)(iii), (b)(viii), (b)(ix), (b)(x) or (b)(xii) above, the Buyer shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to the Sellers’ Agent served on the Closing Date, to terminate this Agreement without liability on its part.

(iii)

Notwithstanding the mandate given in Clause 11 to the Seller’s Agent, if one or several Sellers fail to deliver to the Buyer (i) duly completed, executed and dated ordres de mouvement (share transfer forms) in respect of the Sold Securities they will own on the Closing Date, pursuant to paragraph (b)(i) above, or (ii) duly completed, executed and dated tax transfer forms (formulaires cerfa n°2759 DGI) in respect of the Jupiter Shares, the FJ Sold Shares or the STH Sold Shares they will own on the Closing Date, pursuant to paragraph (b)(ii) above, the Buyer shall be entitled (in addition to and without prejudice to all other rights or remedies available), by written notice to the Sellers’ Agent served on the Closing Date, to terminate this Agreement on the Closing Date (and on that date only) without liability on its part, provided, however, that such Buyer’s termination right shall apply only in the case where the total number of ordres de mouvement and tax transfer forms effectively delivered to the Buyer on the Closing Date, directly or indirectly, represent together less than 99

% of share capital and voting rights of STH on a fully diluted basis. If the Buyer proceeds with Closing, notwithstanding that less than 100% of share capital and voting rights of STH on a fully diluted basis has been delivered, the Sellers that have not delivered their Sold Securities at Closing waive any rights to oppose the forced execution (execution forcée) of the transfer of their Sold Securities by the Buyer on the basis of Article 1142 of the French Civil Code and shall also be liable to indemnify the Buyer in respect of its costs incurred in connection therewith.

(e)	Each of the Parties shall further execute all other necessary documents and take all necessary measures which any of the Parties may reasonably require of the other Parties in order to implement the Closing and the other transactions contemplated in this Agreement. In particular, the Parties shall execute and/or provide the other Parties with all the documents or take all the actions which will be necessary in connection with the granting of the Regulatory Clearances and any other regulatory procedures with Governmental Authorities likely to be applicable for the implementation of the Closing.

8.	POST-CLOSING COVENANTS

8.1	ACCESS TO RECORDS

(a)	The Buyer will give, and will cause the Group Companies to give, each Seller and its advisors reasonable access (including the right to take copies and staff assistance), during normal business hours, to the Records relating to the Group Companies, as may be necessary for such Seller or any of its Affiliates to prepare its tax returns and financial statements and to handle any claims or proceedings, of any nature whatsoever, or any investigations by any Governmental Authority.

(b)	The Buyer will not, and will ensure that the Group Companies do not, destroy or otherwise dispose of such Records (and any copies of such Records) without the prior written consent of the Sellers’ Agent (which shall have the opportunity to remove and retain any of such Records at its own costs).

(c)	The undertakings contained in Clauses 8.1(a) and 8.1(b) above will survive until the later of:

(i)	the expiration of a period of ten (10) years as from the Closing Date (plus, for each given relevant Group Company, any additional time during which such Group Company is subject to an on-going litigation or investigation by any Governmental Authority with respect to any period prior to the Closing Date, or such period is otherwise open to assessment or investigation by such Governmental Authority); or

(ii)	the expiration of the period required by any applicable Law to retain the Records.

8.2	COOPERATION

The Parties shall cooperate with each other, provide each other and make such filings or reports, after the Closing Date, upon request and to the extent reasonably practicable, with such assistance and information relating to the Group Companies, which is reasonably necessary in relation to any accounting or regulatory matter, including the preparation of any financial statements, any audit, or any action or investigation initiated or threatened by any third party, including any Governmental Authority.

In this framework, the Buyer expressly undertakes, without any request from the Sellers, to deliver to the Sellers’ Agent or cause to be delivered to the Sellers’ Agent, promptly after Closing, the tax transfer forms (formulaire cerfa n°2759 DGI) for all the Jupiter Shares, the FJ Sold Shares and the STH Sold Shares duly executed by the Buyer and bearing the stamp of the French tax authorities within 30 days as from the Closing Date.

8.3	FORMER DIRECTORS OF THE GROUP COMPANIES

(a)	The Buyer shall not, and shall cause its Affiliates and the Group Companies not to, claim against any former or current director, manager or officer or employee of the Group Companies (including those resigning on the Closing Date) with respect to any management decisions adopted by any of the Group Companies prior to the Closing Date or otherwise seek the liability of any such director, manager or officer in that respect and, to the extent any such claim is made or liability is sought, shall indemnify and hold any such a director, manager or officer, harmless against the consequences of any such claim or liability. The Buyer shall also procure that the formalities relating to such resignations be carried out as soon as possible after the Closing Date.

9.	REPRESENTATIONS AND WARRANTIES

9.1	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Clause 9.1 are true and correct as at the date hereof and will be true and correct as at the Closing Date:

9.1.1	Existence - Authorization

(a)	The Buyer is duly organized and validly incorporated under the Laws of the State of Delaware, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted.

(b)	The Buyer has all requisite corporate capacity and right to enter into this Agreement and any other agreement and document to be entered into pursuant to this Agreement, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly authorized by any and all relevant corporate bodies of the Buyer (and, to the extent required, of Affiliates of the Buyer), copies of the minutes of such corporate bodies meetings are attached in Schedule 14 (Corporate Bodies Approvals), and duly executed and delivered by the Buyer and constitutes and shall constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(d)	Save the Regulatory Clearances, no Governmental Authorization is required to be obtained by the Buyer or any of its Affiliates prior to the Closing Date in connection with the signing of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(e)	The Buyer knows of no fact as to itself or any Affiliates of the Buyer that would be reasonably likely to result in a delay in the receipt of any Regulatory Clearances.

(f)	The execution of this Agreement by the Buyer and the performance of its obligations thereunder do not, and will not, conflict with, or constitute a breach of any Law, agreement, or other obligation to which the Buyer is subject.

9.1.2	No Bankruptcy

(a)	The Buyer is not insolvent (en état de cessation de paiements).

(b)	The Buyer is not subject to any bankruptcy or similar proceedings under any applicable Laws.

9.1.3	Absence of violation

The execution of this Agreement by the Buyer and the performance of its obligations hereunder do not, and will not, conflict with, or constitute a breach of any Law, agreement, by-laws or other obligation to which the Buyer is subject.

9.1.4	Broker

Except for Rothschild, no broker, finder, investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

9.1.5	Financing – Break-up Fee

(a)	Financing

The Buyer has obtained all necessary financing and funding to have, on the Closing Date (but prior to Closing), sufficient immediately available funds to pay, in full, the Total Purchase Price, the Existing Indebtedness and, more generally, to ensure that all amounts payable or that may become payable pursuant to this Agreement are paid on the date they become due and payable and to carry out the transactions contemplated in this Agreement in accordance with the terms and conditions as set out hereunder.

(b)	Break-up Fee

(i)	Notwithstanding the above, if no Closing has occurred by the Long Stop Date, or any other later date that may be mutually agreed between the Sellers’ Agent and the Buyer, for any reason other than the non fulfillment of the conditions precedent set out in Clause 4.1 or any breach of the Sellers’ Agent under Clause 7.2(d)(ii) and (ii), the Buyer shall pay to the Sellers’ Agent a break-up fee in an amount of €50,000,000.

(ii)	Such break-up fee shall also be due in the event where the non fulfillment of the conditions precedent set out in Clause 4.1 is principally due to the breach by the Buyer of its obligations under Clause 4.2.

(iii)	The amount of such break-up fee will be paid to the Sellers’ Agent pursuant to the Escrow Agreement provisions and will be allocated between the Sellers by the Sellers’ Agent in proportion to the respective portion of the Purchase Price that would have been allocated to each Seller, would the Closing have occurred.

(iv)	This break-up fee shall be the exclusive remedy with respect to a failure of the Buyer to close the transaction as described in Clause 9.1.5(b)(i) above but is without prejudice to any other rights or remedies that the Sellers’ Agent and/or the Sellers may have against the Buyer (or any Affiliate of the Buyer) with respect to any other breach by the Buyer (or any Affiliate of the Buyer) hereunder.

9.2	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

9.2.1	General representations by each Seller individually

(a)	Each Seller that is not an individual is an entity duly incorporated, validly existing under its laws of incorporation.

(b)	Each Seller has full power and authority to enter into this Agreement and any other agreement or document entered into pursuant to this Agreement and to perform the obligations to which it is bound under this Agreement and has obtained all necessary consents and authorizations required to be obtained by it to perform this Agreement (subject, prior to Closing, to the Merger Control Clearances).

(c)	The execution of this Agreement by each Seller and the performance of its obligations there under do not, and will not, conflict with, or constitute a breach of any Law, agreement, or other obligation to which each Seller is subject, provided that the Regulatory Clearances are obtained and that the agreements identified in Schedule 13 (List of Agreements with Sellers to be terminated at Closing), are terminated on the Closing Date and that any prior approval right under the constitutional documents of Jupiter, FJ and STH are obtained on or before the Closing Date.

(d)	Each Seller will be the sole owner of the Sold Securities that it will sell on Closing to the Buyer as allocated in Schedule 6 (Allocation of the Sold Securities among the Sellers), subject to the transfers of securities authorized under clause 5.2. Such Sold Securities will, on the Closing Date, be free from any Lien.

The representations of this paragraph 9.2.1 are made by each Seller for its own account, and only with respect to the Sold Securities that it will sell to the Buyer. Each Seller’s liability under this paragraph 9.2.1 shall in no event exceed the portion of the Purchase Price effectively paid to such Seller.

9.2.2	Specific representations by the Representing Sellers on a several basis

(a)	The Representing Sellers represent (i) that the securities listed in Schedule 15 (Securities) (the “Securities“) represent, together with the Sold Securities, 100% of the share capital and voting rights of the Group Companies on a fully diluted basis and (ii) that there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Group Company to issue share of its capital stock or other equity securities, including in respect of shares of the FCPE Souriau Développement. Except the agreements identified in Schedule 13 (List of Agreements with Sellers to be terminated at Closing) and the prior approval clauses contained in the by-laws of some of the Group Companies, there are no agreements, written or oral, to which any Group Company is a party relating to the acquisition, disposition, voting or registration under applicable Laws of any equity securities of any Group Company or the voting rights of the Group Companies, other than the Securities and the Sold Securities.

(b)	The Representing Sellers represent (i) that the Securities are, and will on the Closing Date be, owned by the Group entities mentioned as respective owner of the relevant Securities in Schedule 15 (Securities) (except for Souriau SAS in which FCPE Souriau Développement (employee mutual investment fund) holds 0.93% of the share capital) and (ii) that the Securities will be free and clear of any Lien on the Closing Date upon repayment of the Existing Indebtedness.

(c)	The Representing Sellers further represent (i) that there are no commitments providing for the issuance of additional shares or other securities and (ii) that the Group Companies do not directly or indirectly hold any shares in any companies or entities (other than short-term investments in liquid shares of publicly traded limited liability entities made solely for cash management purposes) or as otherwise indicated in such Schedule 15 (Securities).

The representations of this Clause 9.2.2 are made by the Representing Sellers on a several basis (conjointement) and not jointly and severally (non solidairement).

The Buyer acknowledges that neither the Sellers nor any of their Affiliates, general partners, agents, directors, employees, representatives, auditors or advisers makes any representations or warranty, whether express or implied, of any kind with respect to the Group Companies, other than the representations made by the Sellers individually in Clause 9.2.1 or made by the Representing Sellers on a several basis (conjointement) and not jointly and severally (non solidairement) in Clauses 9.2.2 and 9.2.4(a)(ii).

9.2.3	Buyer’s acknowledgements

(a)	The Buyer has performed an extensive due diligence review of the Group Companies and their operations. In this context, the Sellers have disclosed to the Buyer as well as to its advisors, the Information which includes, among others, legal, environmental, insurance, tax, financial, accounting and commercial matters regarding the Group Companies and their operations. In that respect, the Sellers have given to the Buyer the opportunity to make site visits, to attend meetings with and to ask questions to the respective representatives, employees and advisors of the Group Companies and of the Sellers.

(b)	In connection with the Buyer’s investigation of the Group Companies and their operations, the Buyer may have received from the Sellers, the Group Companies and their representatives certain projections, estimates and other forecasts and certain business plan information on the Group Companies and their operations. The Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans; (ii) the Buyer is familiar with such uncertainties; (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by the Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein; (iv) the Buyer shall have no claim against anyone with respect thereto. Accordingly, the Buyer acknowledges that the Sellers, the Group Companies and each of their respective Affiliates, officers, directors, employees, agents, advisers and representatives, do not make any representation or warranty to the Buyer, express or implied with respect to such projections, estimates, forecasts or plans.

(c)	Subject to the terms and conditions of this Agreement, the Buyer having reviewed the information and documents provided to it and having conducted its own researches and investigations, the Buyer confirms that it is capable of evaluating the merits and risks of its purchase of the Sold Securities and the consummation of the transactions contemplated under this Agreement and any other agreement entered into or to be entered into pursuant to this Agreement.

(d)	The Buyer acknowledges that neither the Sellers nor any of their Affiliates, agents, directors, employees, representatives, auditors or advisers make any representations or warranty, whether express or implied, of any kind with respect to the Group Companies, other than the representations and warranties made by the Sellers in Clause 9.2 (Representations and warranties of the Sellers) and that the representations and warranties contained in Clause 9.2 (Representations and warranties of the Sellers) are the only representations and warranties on behalf of the Sellers on which the Buyer may rely, or has relied, in entering into this Agreement.

9.2.4	Indemnification by the Sellers

(a)	Allocation of liability among the Sellers

(i)	Liabilities of each Seller individually

Each Seller undertakes to indemnify the Buyer for any Loss incurred by the Buyer and/or any of the Group Companies and which is the direct consequence of any inaccuracy in the representations made by each such Seller in Clause 9.2.1 or any breach of its obligations hereunder.

(ii)	Liabilities of the Representing Sellers on a several basis

The Representing Sellers undertake to indemnify the Buyer and/or any of the Group Companies, in accordance with the allocation rules set forth in Clause 9.2.4(f)(iv) below, for any Loss incurred by the Buyer and/or any of the Group Companies and which is the direct consequence of any of the following:

(A)	any inaccuracy in the representations made by the Representing Sellers in Clause 9.2.2;

(B)	any non-compliance with applicable French Tax Laws involving the FJ Sellers or the Jupiter Sellers provided that the indemnifiable Losses under this paragraph will be capped to an aggregate amount of €5,000,000, it being specified that (i) any Loss in relation to corporate income tax will be capped to an aggregate amount of €1,000,000, (ii) any Loss in relation to value added tax will be capped to an aggregate amount of €500,000 and (iii) any Loss in relation to social security taxes will be capped to an aggregate amount of €5,000,000; and

(C)	the open directed disclosure DDTC action in respect of the York facility, together with any Losses associated with any directed audit, fine, penalty or other enforcement action, but only to the extent the aggregate Losses exceeds €500,000 and provided further that the indemnifiable Losses under this paragraph (C) will be capped to an aggregate amount of €2,000,000.

For the avoidance of doubt, where the Buyer is limited with a threshold and cap with respect to a specific indemnity set out in paragraphs (B) and (C) above, the Buyer will be responsible for Losses up to the threshold amount, the Sellers will be responsible for Losses in excess of the threshold (it being agreed that a series of Losses arising from common origins shall be aggregated and treated as a single Loss) until they have paid up to the cap amount, and then the Buyer will again be responsible for all the remaining Losses.

(b)	It is acknowledged that an amount shall be deemed to be due and payable by a Seller under this Agreement only following an agreement between the Buyer and the relevant Seller on the related claim, or a settlement agreement concluded between the relevant Parties, or a legal decision (after all recourses have been exhausted) being made in relation to the subject matter of the notified Claim.

(c)	Any sums relating to a Loss due by the Sellers pursuant to Clause 9.2.4(a) shall be treated as a reduction in the Purchase Price (a “Refund”).

(d)	Calculation

(i)	In calculating the amount of a Refund relating to a Loss, the following amounts shall be deducted:

(A)	any Tax saving or benefit relating to such Loss available to the Buyer or any Group Company (including any Tax reduction, credit or loss carry-back or carry-forward);

(B)	any sum actually paid to the Buyer or any Group Company (whether as indemnity or otherwise) by a third party in relation to such Loss, including any insurance proceeds actually paid to the Buyer or any Group Company in relation to such Loss;

(C)	If any Sellers pay a Refund to the Buyer in respect of a Loss and the Buyer or any of the Group Companies subsequently recovers all or part of the amount of such Refund from a third party (including insurance companies or tax authorities), the Buyer, within thirty days of receipt, shall pay, or cause the Group Companies to pay, to the relevant Sellers the amount thereby recovered up to the amount paid by the relevant Sellers;

(D)	Any Refund due by the Sellers shall be based on the amount of the Loss actually suffered by the Buyer or the relevant Group Company;

(E)	If a Claim is based upon a liability which is contingent only, no Refund shall be payable unless and until such liability has actually been paid by the Buyer and/or any Group Company.

(ii)	The Buyer hereby undertakes to promptly inform, and to cause the Group Companies to promptly inform, the Sellers’ Agent of the occurrence of any element which may be taken into account for purposes of Clause 9.2.4(a). The Sellers shall only pay a Refund to the Buyer for the net amount of any Loss calculated after deduction of the items referred to in Clause 9.2.4(d)(i).

(iii)	The amount of any Refund shall be assessed on an aggregated basis for the Group (i.e., any Loss suffered by a Subsidiary shall be taken into account at the level of STH) but shall be counted only once.

(e)	Exclusions

(i)	The Sellers shall have no obligations to pay a Refund under this Agreement in respect of any Loss which shall occur as a result of:

(A)	any action of any Sellers’ Affiliate or any of the Group Companies made pursuant to this Agreement, or at the request in writing or with the approval in writing of the Buyer; provided, however that this provision may not be used to excuse the Representing Sellers from providing indemnification under Clause 9.2.4(a)(ii) if such Losses are triggered by the Closing of the transaction contemplated by this Agreement;

(B)	any action or omission of the Buyer or any Affiliate of the Buyer (including any Group Company), other than imposed by applicable Law, that has occurred after the Closing Date;

(C)	the entry into force of, or any change in, after the Closing Date, any Law;

(D)	Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations, warranties or covenants of the Sellers hereunder, the Sellers’ liability may only be sought once in respect of such Loss.

(E)	Any Tax reassessment triggered by a voluntary disclosure carried out by the Buyer or any Group Company to any Governmental Authority, unless required by applicable Law.

(ii)	The Sellers shall have no obligation to pay a Refund to the extent the relevant Loss may be attributed to any failure to take reasonable actions to mitigate damages on the part of the Buyer and/or any Group Company after the Closing Date.

(f)	Limitation

(i)	No Claim shall give rise to an indemnification obligation if notice of such claim is made after a period of two (2) years from the Closing Date with respect to a breach of a specific representation set forth in Clause 9.2.2 or a specific indemnity set forth in Clause 9.2.4(a)(ii) (the “Expiry Date”). For the avoidance of doubt, no time limitation shall apply with respect to the representations set forth in Clause 9.2.1 and the indemnity provided in Clause 9.2.4 (a)(i).

(ii)	The aggregate amount of the Refund for which a Seller may be liable under Clauses 9.2.1, 9.2.2, 9.2.4 and pursuant to any other obligations under this Agreement shall in no event exceed the portion of the Purchase Price effectively paid to such Seller; provided further that the Sellers’ aggregate liability under the Agreement shall in no event exceed the Purchase Price and that the aggregate liability of the Representing Sellers under Clause 9.2.4 (a)(ii), shall in no event exceed an aggregate amount of €7,000,000.

(iii)	The payment of a Refund provided for in this Agreement shall be the exclusive remedy of the Buyer in respect of any inaccuracy or breach of representation, warranty or covenant of any of the Sellers herein and more generally in respect of any claim relating to the Acquisition. To the fullest extent permitted by applicable Law, the Buyer hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under Articles 1641 and 1643 of the French Civil Code.

(iv)	It is further agreed that any amount which is due by the Representing Sellers under Clause 9.2.4 (a)(ii) shall be borne by each of the Representing Sellers up to the percentage set opposite their respective name under column B in Schedule 17 (Representing Sellers liability under Clause 9.2.4(a)(ii) allocation).

(g)	Claim Notices

(i)	In the event that the Buyer estimates in good faith that it has a claim to receive a Refund from the Sellers under this Agreement (a “Claim”), then the Buyer shall send to the Sellers’ Agent a written notice (a “Claim Notice”) which shall specify:

(A)	which of the Buyer or any of the Group Companies has paid or suffered, the Loss in respect of which the Claim is brought;

(B)	the good faith estimated amount of the Loss and of the Refund claimed;

(C)	the nature of the misrepresentation or breach of warranty resulting in such Loss;

(D)	and such other available supporting evidence as may reasonably be required to assess the merits of the Claim and the computation of the Refund or estimate of such Loss; and

(E)	No Claim may be made against any of the STH Sellers or the Jupiter Sellers in respect of Clause 9.2.2 unless it is made and pursued against both the STH Sellers and the Jupiter Sellers (with the exception of MR. Scott Charles Roland).

(ii)	The Claim Notice shall be sent by the Buyer to the Sellers’ Agent:

(A)	if the Claim arises in connection with any claims, verifications or judicial or administrative proceedings by any Third Party (a “Third Party Claim”); within ten (10) Business Days of receipt by the relevant Group Company of actual notice of such Third Party Claim or, if required by the circumstances (e.g.; in the case of emergency proceedings or when a response to notification must be given within a time period in order to avoid a forfeiture of rights), within a shorter period sufficient to enable the Sellers’ Agent to exercise its rights hereunder to participate in the defense of the relevant Group Company’s interests;

(B)	for any other Claims, no later than twenty (20) Business Days after the Buyer or the relevant Group Company suffers the Loss.

(iii)	Failure to give notice within such period shall not affect the rights of the Buyer except to the extent such failure increases the amount of the Loss suffered.

(iv)	The Sellers’ Agent may object in writing to a Claim at any time after receipt of the corresponding Claim Notice. In such case (except if the objections concern a Third Party Claim), the Sellers’ Agent and the Buyer shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Refund. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Buyer of the written objection of the Sellers’ Agent relating to the corresponding Claim Notice, the dispute shall be settled in accordance with the provisions of Clause 16 hereafter.

(h)	Claims Involving Third Parties

(i)	With respect to any Third Party Claim, the Sellers’ Agent may notify the Buyer of its decision to participate in the defense of the Buyer or of the relevant Group Company’s interests. With no such notification from the Sellers’ Agent within twenty (20) Business Days of the receipt by the Sellers’ Agent of the Claim Notice, the Sellers shall be deemed to have waived such option.

(ii)	In the event that the Sellers’ Agent gives notice of its intent to participate in the defense of a Third Party Claim, the Sellers’ Agent shall have the right (but not the obligation) to take control of the defense of such Third Party Claim and to select (at the Sellers’ expense) counsel of its choice to represent the Buyer or the relevant Group Company (provided such choice is reasonably acceptable to the Buyer). Sellers’ Agent will not be permitted to assume the defense of Third Party Claims brought by Tax authorities, unless the Third Party Claim primarily involves social security Taxes.

(iii)	The Buyer shall take (and shall cause the relevant Group Company to take) such actions as the Sellers’ Agent shall consider reasonably necessary or appropriate under the circumstances to defend such Third Party Claim, including:

(A)	grant to the Sellers’ Agent all necessary powers to represent the Buyer or the relevant Group Company in connection with such Third Party Claim,

(B)	furnish to the Sellers’ Agent all necessary information and documentation concerning the Buyer or the relevant Group Company and such Third Party Claim, and

(C)	take into consideration any reasonable instructions of the Sellers’ Agent issued in connection with the defense of such Third Party Claim.

(iv)	In the event the Sellers’ Agent takes control of a Third Party Claim:

(A)	the Sellers’ Agent shall keep the Buyer and/or the relevant Group Company duly informed of the litigation and of its developments and shall provide promptly to the Buyer and/or the relevant Group Company any document, evidence or other pleadings issued or received, and give full access to the Buyer and/or the relevant Group Company to all documents necessary to ensure that the proceedings will be properly conducted,

(B)	a representative appointed by the Buyer and/or the relevant Group Company shall have the right to attend any meeting or telephone call arranged by the Sellers’ Agent with a representative of the relevant Tax authority, and

(C)	the Sellers’ Agent shall not conclude any settlements, compromises, agreements or withdrawals nor make any voluntary payments with respect to any Third Party Claim without the prior written consent of the Buyer and/or the relevant Group Company, which consent shall not be unreasonably withheld or delayed.

(v)	The conduct of the defense of a Third Party Claim by the Sellers’ Agent shall not be deemed to constitute an admission by the Sellers of their liability to pay a Refund to the Buyer in respect of any Loss resulting from such Third Party Claim.

(vi)	In any event, should the Sellers’ Agent participate in the defense of the Third Party Claim or not:

(A)	the Buyer or any Group Company concerned shall keep the Sellers’ Agent duly informed of the litigation and of its developments and shall provide promptly to the Sellers’ Agent any document, evidence or other pleadings issued or received, and give reasonable access to the Sellers’ Agent to all documents necessary to ensure that the proceedings will be properly conducted,

(B)	a representative appointed by the Sellers’s Agent shall have the right to attend any meeting or telephone call arranged by the Buyer and/or the relevant Group Company with a representative of the relevant Tax authority, and

(C)	none of the Buyer or any relevant Group Companies shall conclude any settlements, compromises, agreements or withdrawals nor make any voluntary payments with respect to any Third Party Claim without the prior written consent of the Sellers’ Agent, which consent shall not be unreasonably withheld or delayed.

(vii)	Should the Buyer or any of the relevant Group Companies not allow the Sellers’ Agent to participate in the defense against a Third Party Claim or otherwise breaches in any material respect the provisions of this Clause 9.2.4(h), the Buyer shall not be entitled to receive a Refund from the Sellers in respect of any Loss resulting from such Third Party Claim.

The rights of the Sellers’ Agent under this Clause 9.2.4(h) may be exercised by the relevant Seller(s) if only one Seller or certain Sellers but not all are involved in the Claim.

10.	CONFIDENTIALITY – ANNOUNCEMENT

(a)	The existence, purpose and content of this Agreement are confidential. Consequently, each Party undertakes not to disclose to a third party any information relating to the Acquisition, the terms and conditions of this Agreement or the transactions contemplated hereby and each Party shall take all appropriate actions to keep such information confidential. Such obligations shall remain in force during a period of two (2) years from the date of the Agreement.

(b)	Pending Closing, the Buyer agrees that it shall not disclose to any Third Party, any information relating to any Group Company, except:

(i)	as required for the purpose of fulfilling the condition precedent set forth in Clause 4.1 (Conditions precedent);

(ii)	to the extent strictly necessary to allow the Buyer to comply with any disclosure requirement imposed by applicable Laws, rules of securities exchanges or by internal rules, in particular relating to the disclosure of information to its labor representatives or committees or to the limited partners or investors of its shareholders; or

(iii)	with the express prior written approval of the Sellers’ Agent.

(c)	Pending Closing, and for a period of two (2) years from the date of this Agreement, no publicity, public announcement, press release, or disclosure regarding this Agreement or the transactions contemplated herein shall be made without the prior written consent of the Buyer and the Sellers’ Agent on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld or delayed.

(d)	The Confidentiality Agreement shall remain in full force and effect and terminate on the Closing Date, provided that should the Closing not take place, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

11.	SELLERS’ AGENT

(a)

For the purposes of this Agreement, each Seller shall hereby appoint Sagard SAS (the “Sellers’ Agent”), who accepts, as its representative, in its name and on its behalf, under the circumstances provided in this Agreement, to sign and negotiate all documents required for the completion of the Acquisition as well as any amendment to this Agreement entered into in accordance with Clause 15.4 (Amendment - Waiver) to make and receive all notices and to make all communications or declarations, to contest and settle any and all claims for indemnification pursuant to Clause 9, to resolve any other disputes hereunder or thereunder, to receive all payments which are to be made pursuant to this Agreement or as a consequence thereof, to, or on behalf of, the Sellers, act as agent for service of process and representative before any court or tribunal.

For the purposes of this Agreement, each Seller shall hereby also appoint the Sellers’ Agent, who accepts as its representative, in its name and on its behalf, under the circumstances provided in this Agreement to receive the Purchase Price, the Convertible Bonds Purchase Price as well as allocate among the Sellers any and all payments to be made by the Buyer pursuant to Clause 3.

(b)	Any notification to the Sellers’ Agent shall thus be deemed to have been made to each of the Sellers.

(c)	The Sellers’ Agent shall promptly keep informed the Sellers or, as the case may be, their true and lawful attorney, of any information regarding the Acquisition and more generally, of any action performed to their benefit and on their behalf to the effect of carrying out the Acquisition and to promptly deliver them all documents necessary for their personal needs and administrative, tax or banking issues.

(d)	The Sellers’ Agent shall not bear any liability whatsoever to the Sellers, in its capacity as agent of the Sellers under this Agreement.

(e)	Should Sagard SAS be unable to perform its duties to act as the Sellers’ Agent, for any reason whatsoever, the Sellers’ Agent will be appointed among the Sellers by the Sellers. If the Sellers do not reach an agreement within 30 (thirty) days of the date Sagard SAS has ceased to perform its duties as Sellers’ Agent, then the Sellers’ Agent shall be appointed among the Sellers by the President of the Commercial Court of Paris ruling in summary form (statuant en référé), such ruling being unchallengeable in appeal.

12.	NOTICES

(a)	Except when specifically stipulated as otherwise in this Agreement, any notice, demand, consent, agreement or other communication to be served under the Agreement or referred to therein (a “Notice”) will be valid only if made in accordance with the provisions of this Clause 12. Any such Notice shall be made in writing, drafted in French or English, and made by registered letter with acknowledgment of receipt (or any equivalent for any notice sent outside France), by overnight courier, hand delivery or facsimile transmission to the Party to be served.

(b)	A Notice will be deemed to have been received:

(i)	when sent by registered letter with acknowledgment of receipt, on the date of first presentation;

(ii)	when personally received by hand delivery or overnight courier; and

(iii)	when sent by facsimile, on the date of receipt set forth on the facsimile transmission.

(c)	A Notice received on a non-Business Day or after business hours in the place of receipt will be deemed to have been given on the next Business Day.

(d)	Notices shall be sent to the following addresses:

(i)	If to the Buyer, to:

Esterline Technologies Corporation
Address:	500 108th Avenue NE, Suite 1500, Bellevue, WA 98004
Fax:	+1 425 453 2916
Attn:	Stephen R. Larson

with a copy to:
Perkins Coie LLP
Address:	1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099
Fax:	206.359.7356
Attn:	Troy Hickman

with a copy to:
Taylor Wessing
Address:	42, avenue Montaigne 75008 Paris
Fax:	+33 1 72 74 03 34
Attn:	Gilles Amsallem

(ii)	If to the Sellers, to:

Sagard SAS
Address:	24, rue Jean Goujon – 75008 Paris
Fax:	+33 1 53 83 30 30
Attn:	Frédéric Stolar

with a copy to:
Latham & Watkins
Address:	53, quai d’Orsay – 75007 Paris
Fax:	+33 1 40 62 20 62
Attn:	Thomas Forschbach and Alexander Benedetti

with a copy to:
SarrauThomasCouderc
Address:	171, boulevard Haussmann – 75008 Paris
Fax:	+33 1 53 53 30 53
Attn:	Jean-Bernard Thomas

or to such other addresses as a Party may provide to the other Parties in accordance with this Clause 12, with five (5) Business Days’ prior Notice.

13.	SUBSTITUTION - ASSIGNMENT

(a)	The Buyer may not assign, directly or indirectly, through a sale, a contribution, a donation or otherwise, the benefit of any provision of this Agreement to any other Person without the prior written consent of the Sellers’ Agent, except that the Buyer shall be authorized to transfer or assign before the Closing Date all of its rights and obligations under this Agreement to an Affiliate, provided however that (i) the Buyer shall give written notice of such transfer or assignment to the Sellers’ Agent at the latest five (5) Business Days prior to Closing and (ii) the Buyer shall remain jointly and severally liable with the transferee or assignee under this Agreement.

(b)	The Buyer acknowledges and agrees that in the event of a disposal or a restructuring involving the Buyer or any Group Company (including through a merger, contribution, split, sale of shares, dissolution or other transaction) and resulting in a direct or indirect change of control of the Buyer or of any Group Company, then, the obligations of the Sellers under this Agreement shall automatically terminate in respect of the Buyer and the Group Company(ies) concerned.

(c)	Nothing expressed or referred to in this Agreement will be construed to give any Person any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all its provisions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assignees.

14.	TAXES - OTHER COSTS AND EXPENSES

(a)	Any transfer or stamp duty or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Sold Securities to the Buyer shall be borne by the Buyer exclusively. Such transfer Tax payment obligation will not include any Taxes on the Sellers’ gain or any required withholding Taxes associated with this transaction. The Sellers will cooperate with the Buyer in minimizing such transfer Taxes, to the extent reasonably practicable and subject to any applicable Law.

(b)	The Buyer shall take all necessary steps to fulfill any and all formalities relating thereto on a timely-basis, in order to ensure that the liability of the Sellers or of one Seller may not be sought with respect to any amount due under paragraph (a) above. The Sellers will cooperate with the Buyer by providing requested information and making such filings as may be required in connection with such Taxes. The Buyer irrevocably undertakes to indemnify the Seller(s) upon first request from any and all Losses suffered as a result of the breach by the Buyer of its obligations under this Clause 14.

(c)	The Buyer shall provide the Sellers’ Agent with evidence of the payment of any such taxes or levies promptly upon request of the Sellers’ Agent in writing.

(d)	Except as otherwise specifically provided in this Agreement specifically in Clause 14(e) hereunder, whether or not the transactions contemplated by this Agreement are consummated, each of the Sellers and/or the Group Companies, on the one hand, and the Buyer, on the other hand, shall bear its own costs and expenses, including fees of legal and other counsel, investment banking and broker fees, incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the consummation of the transactions contemplated hereby.

(e)	The Parties acknowledge and agree that in addition to the payment of the Total Purchase Price to the Sellers, the Buyer shall pay the Transaction Costs on the Closing Date. The payment of the Transaction Costs shall be made by wire transfer in immediately available funds to such bank accounts as shall have been identified in the Closing Notice.

15.	MISCELLANEOUS

15.1	INTRA-GROUP AGREEMENTS

The Buyer undertakes to and covenants with the Sellers (for itself and on behalf of the Group Companies) that it, and shall procure that the Group Companies, (i) will not challenge the validity of any agreement disclosed in the Data Room entered into before the date of this Agreement between any of the Sellers and any of the Group Companies, or between the Group Companies, and (ii) will indemnify the Sellers and their respective directors, officers and employees against the consequences of any demand made or proceedings initiated by any of the Group Companies or the Buyer after the Closing Date as against any of the Sellers and their respective directors, officers or employees for the purpose of challenging the validity of such agreements.

15.2	INTERPRETATION

(a)	The recitals and Schedules (as well as any attachment thereto) in this Agreement are incorporated herein by reference and form an integral part hereof.

(b)	Unless the context otherwise require, all references herein to “Clauses”, “Paragraphs” and “Schedules” shall be deemed references to clauses, paragraphs and Schedules to this Agreement. The descriptive headings to Clauses, Paragraphs and Schedules are inserted for convenience only and shall have no legal effect.

(c)	Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

(d)	Whenever used in this Agreement the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)	Whenever used in this Agreement the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular section or subsection in which the reference appears.

(f)	Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in Euros only and be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment.

(g)	To the fullest extent permitted by applicable Law, each of the Parties hereby expressly waives the benefits of Article 1602 of the French Civil Code.

15.3	CALCULATION OF TIME PERIODS

The provisions of Articles 640 to 642 of the French Civil Procedure Code shall be applied to calculate any period of time under this Agreement, provided that the references in Article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

15.4	AMENDMENT - WAIVER

(a)	No terms of this Agreement may be altered, modified, amended or supplemented or terminated except by an instrument in writing duly signed by the Buyer and the Sellers’ Agent.

(b)	A waiver of any term, provision or condition of, or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given, it being specified that the Sellers’ Agent is entitled to give such waiver or consent on behalf of all Sellers.

(c)	No failure or delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

(d)	No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties, it being specified that the Sellers’ Agent is entitled to give such waiver or discharge on behalf of all Sellers.

15.5	INVALIDITY – ENTIRE AGREEMENT

(a)	If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of this Agreement shall not be affected or impaired thereby. In such case the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceability, invalid, illegal or inapplicable provision or term that shall be consistent with the intent and object of the original provision.

(b)	This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

16.	GOVERNING LAW - DISPUTES

(a)	This Agreement and any contractual or non-contractual obligation arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, French Law without application of its conflict of laws rules.

(b)	All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

Signed on the date specified above, in six (6) originals:

•	one (1) original for the STH Sellers who expressly declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code,

•	one (1) original for the Jupiter Sellers who expressly declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code,

•	one (1) original for the FJ Sellers who expressly declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code,

•

one (1) original for Intermediate Capital GP 2003 n°1 Limited, Intermediate Capital GP 2003 Limited, Intermediate Capital Group Plc and Intermediate Finance II plc, who expressly declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code,

•	one (1) original for Société Générale,

•	one (1) original for Esterline Technologies Corporation.

The STH Sellers
Sagard

/s/ Frédéric Stolar
By: Frédéric Stolar

For each of the Jupiter Sellers	For each of the FJ Sellers

/s/ François Calvarin	/s/ François Calvarin
By: François Calvarin	By: François Calvarin

The Mezzanine Sellers

/s/ Lydie Ayme
By: Lydie Ayme
For Société Générale

/s/ Damien Scaillierez
By: Damien Scaillierez
For Intermediate Capital GP 2003 n°1 Limited, Intermediate Capital GP 2003 Limited, Intermediate Capital Group Plc and Intermediate Finance II Plc.

The Buyer
ESTERLINE TECHNOLOGIES CORPORATION

/s/ R. Bradley Lawrence
By: R. Bradley Lawrence